Exhibit 99.1

NEWS RELEASE

For immediate release

Christy McElroy

Senior Vice President, Capital Markets

904 598 7616

ChristyMcElroy@RegencyCenters.com

Jan Hanak

Vice President, Marketing & Communications

904 598 7443

JanHanak@RegencyCenters.com

Regency Centers Announces Appointment of James Simmons

to Expanded Board of Directors

JACKSONVILLE, FL. (May 19, 2021) – Regency Centers Corporation (“Regency” or the “Company”) announced today that its Board of Directors (the “Board”) has appointed James (“Jim”) H. Simmons III as its newest member. Mr. Simmons is currently the CEO and Founding Partner of Asland Capital Partners, a private equity firm focusing on acquiring, repositioning, and operating best-in-class multifamily, mixed-use and retail assets in revitalizing sub-markets. He has spent much of his career managing, originating and structuring real estate transactions across the public and private sectors. With the addition of Mr. Simmons as an independent director, Regency has expanded the size of the Board to twelve directors.

“We are very excited to add Jim to our Board, and look forward to benefitting from his wealth of industry experience and breadth of relationships as we further refine our investment strategy and look ahead to new opportunities to create value,” said Lisa Palmer, President and Chief Executive Officer.

“Jim’s appointment aligns with our efforts over the past several years to refresh our Board, as we strive to continuously expand and diversify the skills, experiences and competencies of our Board and its directors,” said Hap Stein, Executive Chairman of the Board.

As CEO, Mr. Simmons serves as the head of Asland Capital Partners’ investment committee and focuses on sourcing and structuring its real estate transactions. He is also currently a board member of Apollo Strategic Growth Capital, and serves as Vice Chair of the Real Estate Executive Council. Previously, Mr. Simmons was a Partner in Real Estate at Ares Management, and a Partner at Apollo Real Estate Advisors. He also led the Upper Manhattan Empowerment Zone as President and CEO, and had tenures at Salomon Smith Barney, Bankers Trust, and General Electric.

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent, infill suburban trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.

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